Exhibit 10.1

September 29, 2021

[Executive]

[Address]

[Address]

Re:     Change in Control Agreement

Dear [Name]:

Reference is made to the Agreement and Plan of Merger, dated as of May 23, 2021, among Cabot Oil & Gas Corporation (“Cabot”), Double C Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Cabot (“Merger Sub”), and Cimarex Energy Co., a Delaware corporation (“Cimarex”), as subsequently amended on June 29, 2021 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Cimarex (the “Merger”) in accordance with the terms of the Merger Agreement.

This letter agreement (this “Letter Agreement”) is intended to memorialize our agreement regarding the treatment of certain rights under the Change in Control Agreement, dated as of [DATE] (as amended [DATE]) between you and Cabot (the “Change in Control Agreement”). Except as otherwise indicated herein, capitalized terms that are used but not defined in this Letter Agreement, but that are defined in the Change in Control Agreement, shall have the meanings ascribed to them in the Change in Control Agreement.

This Letter Agreement shall automatically terminate and be of no force or effect if your employment with Cabot is terminated for any reason before the Closing (as defined in the Merger Agreement) or the Merger Agreement is terminated for any reason without the occurrence of the Closing.

1.     Termination of Change in Control Agreement. By signing below, you and Cabot agree that, subject to and in consideration for the compensation described in Section 2 of this Letter Agreement, the Change in Control Agreement shall terminate and be of no further force or effect (other than provisions of such agreement [relating to Sections 280G and 4999 of the Code (and any associated definitional provisions) and] relating to disputes, which shall survive and continue in full force and effect and be incorporated by reference into this Letter Agreement and apply to this Letter Agreement and the [Deferred Compensation Contribution/Deferred Compensation Agreement] as if set forth herein) effective as of the Effective Time (as defined in the Merger Agreement).

2.     Deferred Compensation. As of the Closing Date (as defined in the Merger Agreement), Cabot will [cause to be credited to the Cabot Oil & Gas Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) a Company Discretionary Contribution Amount (as defined in the Deferred Compensation Plan) equal to $[_____________] (the “Deferred Compensation Contribution”). The Deferred Compensation Contribution shall be credited to your Company Contribution Account and shall be deemed to be invested in the Investment Fund Subaccounts (each as defined in the Deferred Compensation Plan) designated by you pursuant to the Deferred Compensation Plan. The Deferred Compensation Contribution will be paid to you from Cabot as provided in the payment provisions of the Deferred Compensation Plan.][enter into a deferred compensation agreement with you substantially in the form set forth in Exhibit A (the “Deferred Compensation Agreement”) in an amount equal to $[_____________].

3.     Restrictive Covenants. In consideration of the benefits provided by this Letter Agreement, you agree to comply with the restrictive covenants set forth in Exhibit [A/B] hereto.

4.     Section 409A. This Letter Agreement is intended to be exempt from or comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A.

5.     [Section 280G. In the event that any payment or benefit received or to be received by you from the Company (or an affiliate or successor) pursuant to this Letter Agreement or otherwise (“Payments”) would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), then the Payments shall be either (a) provided in full pursuant to the terms of this Letter Agreement or any other applicable agreement, or (b) reduced to an amount equal to the greatest portion of the Payments that, if paid, would result in no portion of any Payment being subject to the Excise Tax (the “Reduced Amount”), whichever results in the receipt by you, on a net after-tax basis (including, without limitation, any Excise Tax), of the greatest amount, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any reduction shall be made by agreement of the Company and you first from Payments that are exempt from Section 409A of the Code, and only thereafter from Payments that are subject to Section 409A of the Code. To the extent the reduction is made from Payments that are subject to Section 409A of the Code, the reduction shall first apply to any in-kind benefits (or reimbursements) beginning with the benefits (or reimbursements) to be paid latest in time; second, to Payments in the form of shares of common stock of the Company, beginning with shares to be delivered latest in time; third, with respect to cash Payments, beginning with the cash Payments to be made latest in time.]

6.     Governing Law. The validity, interpretation, construction and performance of this Letter Agreement shall in all respects be governed by the laws of the State of Texas, without reference to any principles of conflicts of law thereof that would result in the application of the laws of any other jurisdiction.

7.     Entire Agreement; Amendments. This Letter Agreement, together with the Change in Control Agreement and [the Deferred Compensation Contribution/the Deferred Compensation Agreement], represents the complete understanding between you and Cabot regarding the subject matter of this Letter Agreement. No amendment to this Letter Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Letter Agreement shall continue in full force and effect.

8.     Employment at Will; Tax Withholding. This Letter Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with Cabot will continue to be “at will”, which means that either you or Cabot may terminate your employment relationship at any time, with or without cause or notice, subject only to payment of the compensation and benefits contemplated by this Letter Agreement or any other agreement between you and Cabot or any severance or benefit plan maintained by Cabot pursuant to which you are a participant or a beneficiary. Employment with Cabot for purposes of this Letter Agreement shall include employment with any subsidiary or affiliate of Cabot. Cabot reserves the right to withhold or cause to be withheld applicable local, state, federal and foreign taxes from any amounts paid pursuant to this Letter Agreement in the reasonable discretion of Cabot.

[Signature Page Follows]

Sincerely,

CABOT OIL & GAS CORPORATION

By:
Name:
Title:

Acknowledged and Agreed:

[Name]

[Signature Page for Letter Agreement]

[Exhibit A

Deferred Compensation Agreement]

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Exhibit [A/B]

Restrictive Covenants

In return for the consideration provided for in the Letter Agreement as well as the goodwill and Confidential Information you receive from, develop, or have access to due to your employment with Cabot, you acknowledge and agree that you are subject to the following restrictive covenants, both during and after the term of your employment by Cabot. Therefore, you agree as follows:

1. Non-Compete. You shall not, either during the term of your employment by Cabot or for a period of 18 months thereafter, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which Cabot or an affiliate owns an interest (whether by ownership, leasehold or otherwise) in any oil or natural gas properties or other properties utilized by Cabot in the operation of its business; provided, however, that the ownership of less than five percent of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean the acquisition, development or production of crude oil and/or natural gas, or any other business activities that are the same as or similar to Cabot's or any of its affiliate's business operations as its business exists, and in the geographic areas in which Cabot is operating, on the date of termination of your employment.

2. No Solicitation. You shall not, directly or indirectly, either during the term of your employment by Cabot or for a period of 18 months thereafter, (a) solicit, directly or indirectly, the services of any person who was an employee of Cabot, its subsidiaries, divisions or affiliates, or otherwise induce such employee to terminate or reduce such employment or (b) solicit the business of any person who was a customer of Cabot, its subsidiaries, divisions or affiliates, in each case at any time during the last year of the term of your employment by Cabot.

3. Non-Disclosure: You shall not, during the term of your employment by Cabot or any time thereafter, irrespective of the time, manner or cause of the termination of your employment, directly or indirectly use or reveal, divulge, disclose or communicate to any person or entity, other than in the course of performing your job duties to authorized officers, directors and employees of Cabot, in any manner whatsoever, any Confidential Information subsequent to the time of your termination of employment for any purpose, without the prior written consent of Cabot. “Confidential Information” shall mean information about Cabot or any of its subsidiaries or affiliates or their respective businesses, products and practices, disclosed to or known or obtained by you as a direct or indirect consequence of or through your employment with Cabot, which information is not generally known in the business in which Cabot or such subsidiaries or affiliates are or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (a) available to the public from a source other than you, (b) released in writing by Cabot to the public or to persons who are not under a similar obligation of confidentiality to Cabot and who are not parties to this Letter Agreement, (c) obtained by you from a third party not under a similar obligation of confidentiality to Cabot, (d) required to be disclosed by any court process or any government agency or department of any government, or (e) the subject of a written waiver executed by Cabot for the benefit of you.

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4. Return of Property: Upon your termination of employment, you will surrender to Cabot all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of Cabot or any of Cabot’s subsidiaries or affiliates, and all copies thereof, and all other property belonging to Cabot or any of Cabot’s subsidiaries or affiliates, provided, however, that you shall be accorded reasonable access to such Confidential Information subsequent to your termination of employment for any proper purpose as determined in the reasonable judgment of Cabot. In addition, you agree to search for and delete all Cabot business information (other than the payroll information that you may need to file tax returns or keep for financial records), including all Confidential Information, that may exist on your personal electronic devices such as a smartphone, laptop, tablet, personal computer, flash drive, or any other electronic storage device and, if requested by Cabot, certify that you have searched for, returned, and deleted all Cabot information from your personal electronic storage devices.

5. Protected Rights and Immunity. Notwithstanding the foregoing, nothing in this Letter Agreement or the restrictive covenants above limits your ability to file a charge or complaint with a government agency. In addition, the non-disclosure provision above does not affect your ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to Cabot. Further, you acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that — (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Remedies. You acknowledge and agrees that Cabot’s remedy at law for a breach or a threatened breach of the provisions of the foregoing covenants could be inadequate or difficult to quantify, and in recognition of this fact, in the event of a breach or threatened breach by you of any of the provisions of the foregoing covenants, it is agreed that Cabot will be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. You acknowledge that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting you from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of the foregoing covenants, and consequently agree upon any such breach or threatened breach to the granting of injunctive relief prohibiting you from engaging in any activities prohibited by the foregoing covenants. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of the foregoing covenants, Cabot shall have the right to suspend immediately any payments or benefits that may otherwise be due to you pursuant to this Letter Agreement.

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